EXHIBIT 99.1

PROXY	TEXASBANC HOLDING CO.	PROXY
SPECIAL MEETING OF SHAREHOLDERS
[Day], [Date], 2006
[•] a/p.m., local time
The Fort Worth Club
306 West 7th Street, 12th Floor
Fort Worth, Texas 76102
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Bill F. Knight and Charles E. Cox, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of the common stock of TexasBanc Holding Co. that the undersigned is entitled to vote at the Special Meeting of the Shareholders of TexasBanc, to be held at [•] a/p.m., local time, at The Fort Worth Club located at 306 West 7th Street, 12th Floor, Fort Worth, Texas 76102, on [day], [date], 2006 at any adjournment thereof, with all the powers which the undersigned would possess if personally present at the meeting.
The undersigned hereby instructs the proxies to vote in accordance with the instruction marked on the reverse side in regard to the following proposals
(1)	to approve and adopt the Agreement and Plan of Merger, dated September 17, 2005, as amended, among Compass Bancshares, Inc., XYZ Acquisition Corp., and TexasBanc, as it may be amended from time to time but, if no instruction is marked on the reverse side, to vote “FOR” approval of the agreement and plan of merger; and
(2)	to approve payments to certain executive officers of TexasBanc in connection with the merger that separately or in the aggregate could reasonably be expected to result in the payment of any “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, but, if no instruction is marked on the reverse side, to vote “FOR” approval of the payments.
The undersigned hereby acknowledges receipt of the notice of meeting and the proxy statement/ prospectus dated [•], 2005, relating to the special meeting of shareholders. The agreement and plan of merger being voted on at the special meeting is attached to the proxy statement/prospectus as Appendix A.
Please Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.
(Continued — To Be Signed On Reverse Side)

The Board of Directors recommends a vote “FOR” Proposal 1.

PROPOSAL 1:

To approve and adopt the Agreement and	☐ FOR	☐ AGAINST	☐ ABSTAIN
Plan of Merger dated September 17, 2005,
as amended, among Compass Bancshares, Inc.,
XYZ Acquisition Corp., and TexasBanc Holding Co.
in the form attached as Appendix A to the
Proxy Statement / Prospectus dated [•], 2005.

The Board of Directors, with Mr. Vernon Bryant abstaining, recommends a vote “FOR” Proposal 2.

PROPOSAL 2:

To approve payments to certain executive officers	☐ FOR	☐ AGAINST	☐ ABSTAIN
in connection with the merger that separately or in
the aggregate could reasonably be expected to result
in the payment of any “parachute payments” within
the meaning of Section 280G of the Internal Revenue Code.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS CONTAINED HEREIN. All prior proxies are hereby revoked.

Signature(s)

Dated , 2006

Please sign exactly as your name(s) appear(s) on this Proxy. If held by more than one owner, each owner must sign. Trustees, administrators, etc. should include full title. A corporation should provide its full name and the title of the authorized officer signing this Proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD USING THE ENCLOSED ENVELOPE.